EXHIBIT 11.1

                 MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                  Three Months Ended March 31, 2000 and 1999
                                 (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                     --------------------
                                                        2000       1999
                                                        ----       ----
                                                   (In thousands of dollars,
                                                     except per share data)

BASIC EARNINGS PER SHARE
Average common shares outstanding                     105,851     109,003
                                                     ========    ========
Net income                                           $127,220    $100,418
                                                     ========    ========
Basic earnings per share                             $   1.20    $   0.92
                                                     ========    ========

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding                   105,851     109,003
  Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method                               1,009         915
                                                     --------    --------
  Adjusted shares outstanding                         106,860     109,918
                                                     ========    ========
Net income                                           $127,220    $100,418
                                                     ========    ========
Diluted earnings per share                           $   1.19    $   0.91
                                                     ========    ========

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